  Exhibit 6

MANAGEMENT AND ADVISORY AGREEMENT

THIS AGREEMENT is entered into and shall be effective as of the 18th day of December, 2020, by and between TRILOGY REAL ESTATE GROUP, LLC, a Delaware limited liability company (“Manager”) and TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I MANAGER, LLC a Delaware limited liability company (the “Company”).

BACKGROUND STATEMENT

A.
The Company is the sole member and manager of Trilogy Multifamily Income & Growth Holdings I, LLC, a Delaware limited liability company (the “Fund”) with sole decision making authority over the Fund pursuant to that certain Limited Liability Agreement of Trilogy Multifamily Income & Growth Holdings I, LLC dated September 25, 2020 (the “Limited Liability Agreement”).

B.
The Company hereby engages Manager to act as the asset manager of the Fund and Manager has agreed to accept such engagement on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the background, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and Manager hereby agree as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms.

  The following terms shall, when used herein, have the meaning set forth below:

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director or employee of such Person, or (iii) any Person who is an officer, director or employee of any Person described in clause (i) of this definition. For the purposes of this Agreement, the Fund shall not be considered an Affiliate of Manager regardless of the control vested the Manager or any ownership of the Fund by Manager or an Affiliate of Manager.

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in Chicago, Illinois are authorized or obligated by Law or executive order to be closed.

“Commencement Date” shall mean the date of this Agreement.

“Compensation” shall have the meaning set forth in Section 5.1of this Agreement.

“Event of Default” shall have the meaning set forth in Section 6.1.

“Fees” shall mean, collectively: (i) the following fees, each as defined in the Limited Liability Agreement: (A) the property management fees; (B) the acquisition fees; (C) the financing fees; (D) the disposition fees; (E) the asset management fees; and (F) the construction management fees; and (ii) any other fees payable to the Company pursuant to the terms of the Limited Liability Agreement.

“Fund” shall mean the entity identified as the “Fund” the opening paragraph of this Agreement.

“Improvements” shall mean any and all improvements, renovations, and expansions constituting a part of a Property, including any subsequent alterations, additions or replacements, and all fixtures and non-moveable equipment now or hereafter owned directly or indirectly by the Fund.

“Law” or “Laws” shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order or other requirement of any municipal, county, state, federal or other government agency or authority having jurisdiction over one or more of the Parties or the Properties in effect on the date of this Agreement or at any time during the Term.

“Limited Liability Agreement” shall mean the Limited Liability Agreement of the Fund, a copy of which has been provided to Manager.

“Parties” shall mean the Company and Manager, and “Party” shall mean either of them.

“Person” shall mean any individual, corporation, limited liability company, trust or other entity.

“Property” shall mean any direct or indirect interest in real or personal property, or in indebtedness secured thereby or made with respect thereto, in which the Fund acquires an interest. “Properties” shall mean all such interests.

“Service Contracts” shall have the meaning set forth in Section 4.3.2.

“Term” shall have the meaning set forth in Section 2.2.

“Terminate” or “Termination” shall mean termination of this Agreement in accordance with Section 2.2 or Section 6 of this Agreement.

“Unavoidable Delays” shall mean an act of God, fire, earthquake, flood, explosion, war, insurrection, riot, violence, sabotage, inability to procure labor, equipment, facilities, materials or supplies, strikes, walk-outs, action of labor unions, condemnations, Laws, litigation involving a Party, inability to obtain governmental permits or approvals, and other matters not within the control of the Party in question excluding, however, the lack of funds or financing.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Limited Liability Agreement.

SECTION 2

ENGAGEMENT AND TERM

2.1. Appointment. The Company hereby appoints Manager, and Manager hereby accepts the appointment, to act as the asset manager of the Fund, and in connection therewith to furnish (i) general management and administrative services in respect of the Fund, (ii) advice and investment services to the Fund with respect to the investment and reinvestment of the assets of the Fund, (iii) management and disposition services with respect to the Fund’s investments, and (iv) all other services incident to the foregoing and necessary or appropriate for management of the Fund.

2.2. Term. The term of this Agreement shall commence on the Commencement Date and shall continue until the earlier to occur of the sale of the last of the Properties owned by the Fund and the final winding up of the Fund after the sale of the last of its Properties. The word “Term” shall include any time period from the Commencement Date until the effective date of Termination.

2.3. Authority. Manager shall have the authority set forth herein and shall have full authority to take any action necessary or desirable to perform its duties and services pursuant to this Agreement, subject to any limitations imposed by Law or specifically set forth in this Agreement.

2.4. Relationship. In the performance of its duties hereunder, Manager shall be an agent and not an employee, partner, or joint venturer of the Fund for any purpose whatsoever.

2.5. Other Business Activities. So long as Manager allocates among its clients all investment opportunities made available to its clients, including the Fund, in a fair and impartial manner, taking into account each client’s individual investment goals and criteria, Manager or its Affiliates may, even if such activities result in competition between Manager or its Affiliates and the Fund or between the Fund and other clients of Manager or its Affiliates, and notwithstanding the first sentence of Section 4.1 of this Agreement, act and continue to act either in a principal capacity or as an advisor for other Persons (including other real estate investment funds), perform investment or management or other services for any other Person (including other real estate investment funds), conduct any other business venture of any nature, make investments for its own account or the accounts of any other Person, or have an ownership or other interest in any other business ventures of any nature or description in the vicinity of the Properties or any other location, including, without limitation, business ventures involving the development, ownership, operation, management and leasing of real property which may be in competition with the Properties.

2.6. Execution of Documents. Subject to the provisions of this Agreement, in performing its services for the Fund in accordance with this Agreement, Manager, acting through its duly appointed officers, agents, managers and members, shall have the power and authority: (i) to execute and deliver, on behalf of the Fund all documents, instruments, certificates and other writings (including, without limitation, all deeds, leases, purchase and sale agreements, options, trust agreements, assignments, easements, pleadings, purchase money notes, mortgages and other credit or security documents) necessary to exercise its authority under this Agreement and (ii) to select and engage such outside professionals and other third parties to provide services to the Fund, or as may be necessary or advisable to enable Manager to carry out its duties to the Fund hereunder, including, without limitation, independent accountants, legal counsel, appraisers, surveyors, engineers, environmental assessors, architects, insurers, brokers, transfer agents, registrars, property managers, developers, consultants, investment banks, financial advisors, banks and other lenders and other service providers, the reasonable costs and fees of which shall be paid in accordance with Section 5 hereof. Each document executed by Manager with respect to the Fund or any Property or otherwise on behalf of the Fund shall state that Manager is executing such document on behalf of the Fund, and Manager is authorized to seek to have each such document provide that Manager is acting solely as agent of the Fund and shall have no liability whatsoever under the document.

SECTION 3

OBLIGATIONS OF THE FUND

Manager is authorized to execute all day-to-day financial transactions on behalf of the Fund. Specifically, Manager is authorized to pay out of the funds of the Fund the Compensation and all of the costs and expenses incurred on behalf of the Fund attributable to the discharge of Manager’s duties hereunder (including, without limitation, all costs and expenses incurred in connection with any acquisition, financing or disposition transaction pursued on behalf of the Fund whether or not consummated), including any earnest money or good faith deposits required to be made in connection with any acquisition and the fees and expenses of all third-party consultants (including, without limitation, legal counsel, accountants, appraisers, environmental specialists, engineers and architects). Manager shall maintain detailed records of all such payments and reimbursements with appropriate cash and disbursement controls. If for any reason the Fund does not have sufficient funds available to enable Manager to perform each of the duties and responsibilities set forth herein, Manager shall notify the Fund of such insufficiency and request that the Fund provide Manager such sums as are necessary in order to enable Manager to perform its duties and responsibilities under this Agreement. Should the Fund fail to fund such amounts within ten days of receipt of Manager’s notice, Manager shall be released from its responsibilities hereunder for which Manager has not been provided sufficient funds. Under no circumstances shall Manager be obligated to incur any expenses of the Fund with Manager’s own funds in order to discharge its duties and responsibilities hereunder.

SECTION 4

DUTIES AND SERVICES OF MANAGER

4.1. General Standard. In performing services pursuant to this Agreement, Manager shall act in a manner it believes in good faith to be in the best interests of the Fund and with the care an ordinarily prudent institutional real estate advisor in a like position would exercise under similar circumstances. Manager shall not take any actions on behalf of the Fund that would conflict with or violate any Law of any governmental authority or agency having jurisdiction over the Fund or any Property. Manager shall receive the Compensation described in Section 5 as remuneration for the duties and services of Manager outlined in this Section 4.

4.2. Acquisition Services. Manager shall consider, investigate and select real estate and real estate related investment opportunities that are determined by Manager in its reasonable business judgment to be in the best interest of the Fund, and, in connection therewith, Manager will perform, at the expense of the Fund, customary financial, market, legal and physical due diligence investigations with respect to each prospective investment and determine the need for or advisability of financing. In addition, Manager shall prepare, negotiate and execute on the Fund’s behalf all documents and agreements necessary for the acquisition of Properties. In connection with the performance of such analysis and diligence and at the expense of the Fund, Manager will, to the extent Manager deems necessary and appropriate, engage legal counsel and third-party experts and consultants to, among other things, review the physical components of any Improvements that constitute a part of a prospective investment and other aspects of any proposed investment, including, without limitation, environmental specialists, market consultants, appraisers, engineers, tax certiorari specialists, construction consultants, architects, mortgage brokers and accountants. Following the consummation of any investment, Manager shall maintain in the Fund’s records copies of all material documentation evidencing such investment.

4.3. Asset Management and Related Services. Manager shall provide the following asset management and related services with respect to the Properties and the Fund’s other assets:

4.3.1. Rental of Properties. Manager shall supervise all leasing and occupancy matters with respect to the Properties, subject to any leasing restrictions or limitations included in any loan document, restrictive covenant, or other instrument or document affecting any Property of which Manager is aware. Manager shall have the authority to cause the Fund to enter into all such leases (or any modification, renewal, extension and/or termination to or of any existing lease).

4.3.2. Service Contracts. Manager shall select, arrange for, monitor and replace third-party managing and leasing agents and independent contractors with respect to each Property as it deems necessary or desirable to provide for the development, leasing, and operation of each Property pursuant to contracts (“Service Contracts”) containing such terms as Manager shall deem appropriate and necessary. Subject to the provisions of Section 4.6 hereof, Manager, on behalf of the Fund, may enter into Service Contracts with one or more of its Affiliates. Any fees paid to an Affiliate of Manager will not exceed then-current market rates, unless approved by the Fund. Manager shall monitor the performance of all work done under all Service Contracts and shall require compliance of all service-providers with the material terms and conditions of their respective Service Contracts. The Fund acknowledges and agrees that Manager shall not be responsible for the performance of any such third-party managing agents, independent contractors, vendors, or other Persons providing services, work, or supplies or other property to the Fund and shall have no liability for any loss, damage or claim suffered or incurred by the Fund as a result of the actions or omissions of said third-party managing agents, independent contractors, vendors, or other Persons if Manager has acted as required by this Agreement, and specifically Section 4.1 hereof.

4.3.3. Development, Renovation and Redevelopment Work. Manager shall review and monitor the performance and completion of any development and construction of new Improvements on any of the Properties or any alteration, renovation, expansion, remodeling or redevelopment work to be conducted with respect to any of Improvements on the Properties. In connection with any such work, Manager shall select, arrange for, monitor and replace third-party contractors (including, without limitation, general contractors to supervise the performance of such work) as necessary and appropriate to conduct any such work pursuant to contracts containing such terms as Manager shall approve. Subject to the provisions of Section 4.6 hereof, Manager, on behalf of the Fund, may engage one or more of its Affiliates to perform such work. Any fees paid to an Affiliate of Manager will not exceed then-current market rates, unless approved by the Fund. Manager shall monitor the performance of all work done under all such contracts and shall require compliance of all contractors with the material terms and conditions of their respective contracts and all Laws of any federal, state, county or municipal authorities applicable to such work.

4.3.4. Procurement of Insurance. Manager shall obtain and maintain public liability and extended coverage casualty insurance from reputable, independent insurance companies in amounts, types and risks to be covered selected by Manager.

4.3.5. Collection of Rent and Other Sums. Manager shall supervise the collection by the third-party or Affiliate managing agents of all fixed rent, additional rent and other sums payable by tenants of the Properties or portions thereof, and review the accounts of the third-party or Affiliate managing agents in respect of all items of income and expense of the Properties. Manager shall arrange for the deposit of all such income not required by the third-party or Affiliate managing agent to pay recurring or budgeted expenses to be deposited in the bank account established by Manager and described in Subsection 4.3.6. Manager shall use diligent efforts to insure that all necessary steps are taken with respect to the enforcement on behalf of the Fund of any and all rights and remedies of the Fund under the leases, including, but not limited to, the giving of all notices, whether of default or of intention to end the term of a lease or otherwise, which in the judgment of Manager are desirable or proper for the protection of the interests of the Fund.

4.3.6. Cash Management and Investments. Manager shall establish, maintain and administer a bank account or accounts in the name of the Fund at banks to be selected by Manager, on which the officers of Manager shall be authorized signatories. Manager shall be responsible for short-term cash management and investment of funds generated by the Fund’s assets (including, without limitation, the Properties) on a short term basis.

4.3.7. Tax Matters. Manager shall cause the timely preparation and filing of all federal, state and local income tax, real estate tax and information returns for the Fund and payment of any taxes thereunder due on behalf of the Fund and, to the extent Manager deems to be appropriate, shall liaise with tax consultants and legal counsel regarding all tax planning and structuring matters for the Fund. Manager shall perform all administrative work in paying taxes owed, and, where appropriate, seeking refunds of taxes paid.

4.3.8. Financial Statements and Reports. Manager will prepare and maintain (or cause to be prepared and maintained) books and records for each Property. Manager will arrange for the financial statements of the Fund to be audited annually in accordance with generally accepted accounting principles by independent public accountants of nationally recognized standing. Manager shall also prepare and file (or cause to be prepared and filed) any reports on behalf of the Fund as required by Regulation A promulgated under the Securities Act of 1933, as amended (“Reg A”).

4.4. Sale, Financing or Refinancing.

4.4.1. Sales. Manager will periodically review the Fund’s investments to consider continued ownership or disposition based on each Property’s market valuation, capital needs and prospects for future appreciation. With respect to any services relating to the marketing and brokering of a sale of the Fund’s investment in a Property or entity, Manager may engage third parties or one of its Affiliates to perform such services. Any fees paid to an Affiliate of Manager will not exceed then-current market rates, unless approved by the Fund; and

4.4.2. Financing or Refinancing. Manager may engage third parties or one of its Affiliates to provide, for a fee, financing or refinancing services, including the arrangement of credit facilities and property specific debt and mortgage brokerage services, for the Fund, any assets of the Fund or any entities in which the Fund invests. Any fees paid to an Affiliate of Manager will not exceed then-current market rates, unless approved by the Fund.

4.5     Management of Administrative Matters. Manager shall provide the following administrative management services to the Fund

4.5.1. Operations. Take appropriate actions to manage the Fund’s operations and assets and perform the day-to-day administrative functions of the Fund;

4.5.2. Legal Requirements. In coordination with legal counsel, take all steps necessary to perfect and maintain the status of the Fund as a legal entity under the Laws of such entity’s jurisdiction of organization and to ensure compliance with all legal requirements pertaining to governance applicable to the Fund including, without limitation, the requirements applicable to the Fund under Reg A.

4.5.3           Good Standing. In coordination with legal counsel, take all steps necessary to ensure compliance with any requirements for the qualification of the Fund to conduct business under the Laws of any states or jurisdictions in which the Fund engages in business.

4.5.4           Records. Manager shall maintain a complete and accurate set of files, books and records of all business activities and operations conducted by Manager in connection with Manager’s performance under this Agreement. All such books and records shall be open to inspection by the authorized representatives of the Fund or their designees at the office of Manager during normal business hours at all times during the Term and for a period of three years following the Termination.

4.6. Affiliate Contracts and Transactions. Manager shall be authorized to cause the Fund to enter into contracts, agreements and other arrangements, for the furnishing to the Properties and the Fund of any goods or services, with Manager and with any Affiliate of Manager, provided such contract, agreement, or other arrangement is on terms and conditions no less favorable to the Fund than the terms and conditions under which similarly qualified third-party Persons are performing similar services in the same geographic area.

SECTION 5

COMPENSATION

5.1. Compensation. Manager shall be entitled to be paid the Fees that are payable to the Company in accordance with and as and when required under Section 4.02 of the Limited Liability Agreement (the “Compensation”). The Fees include:

5.1.1. Annual property management fee of up to four percent (4.0%) of the monthly gross income generated from the Properties, paid monthly, in arrears;

5.1.2. Acquisition fee equal to up to one percent (1.0%) of the purchase price of any Property purchased by the Fund;

5.1.3. Financing fee equal to up to one half percent (0.5%) of the principal amount of debt used to finance the Fund’s acquisition of Properties;

5.1.4. Disposition fee of up to one percent (1.0%) of the gross sales price of a Property sold by the Fund;

5.1.5. Annual asset management fee of up to one and one half percent (1.5%) of the total capital raised by the Fund in any bond offering, paid quarterly, in advance; and

5.1.6. Construction management fee equal to five percent (5.0%) of the aggregate cost of any construction, renovation, improvements, or similar costs incurred on the Properties.

5.2. Reimbursement of Expenses. Manager will be entitled to reimbursement of third-party out-of-pocket expenses and certain other costs incurred by Manager on behalf of the Fund or in connection with the discharge of the Manager’s duties to the Fund, including, without limitation, expenses relating to the formation, operation, and any future modification of the Fund (but excluding any placement agent fees) and transactional expenses relating to specific investments, including organizational expenses of asset-level entities and pursuit costs associated with potential investment transactions, whether those transactions are consummated or not.

SECTION 6

EVEnT OF DEFAULT; TERMINATION

6.1. Event of Default. Each of the following shall constitute an “Event of Default”:

6.1.1. if Manager or any of its directors, officers or employees shall be guilty of gross negligence, willful misconduct or fraud in connection with the services provided herein; or

6.1.2. if Manager shall file a voluntary bankruptcy or consent to the appointment of a trustee over its assets, or shall make a general assignment for the benefit of creditors or if an involuntary bankruptcy case shall be commenced against Manager or if a petition is filed seeking the appointment of a trustee over its assets and such shall remain undismissed and unstayed for a period of sixty (60) days; or

6.1.3. if there shall be a dissolution or termination of the corporate existence of Manager by merger, consolidation or otherwise; or

6.1.4. if Manager shall fail to comply with any provision of this Agreement and such default shall continue for thirty (30) days after notice of such default is given by the Company to Manager; provided, however, that if such default cannot reasonably be cured within such thirty (30) day period, Manager shall have an additional period of thirty (30) days after the initial thirty (30) day period [for a total of sixty (60) days] if: (A) within the original thirty (30) day period Manager has commenced such cure; and (B) Manager continues during the subsequent thirty (30) day period to diligently pursue a cure of such default.

6.2. Termination By Agreement. This Agreement may be terminated at any time by the mutual written agreement of the Fund and Manager.

6.3. The Fund’s Right to Terminate. In accordance with Section 2.2, the Fund shall have the right to Terminate this Agreement upon a sale or other disposition of all the Properties by the Fund.

6.4. Manager’s Right to Terminate. Manager may Terminate this Agreement (i) upon an Event of Default by the Fund, or (ii) for any reason effective upon 120 days’ prior written notice of Termination to the Fund.

6.5. Duties Upon Termination. On the effective date of a Termination, Manager shall deliver to the Fund promptly any and all of the Fund’s funds held by Manager and shall prepare and deliver to the Fund a full accounting showing all payments collected for the Fund’s account, all expenses paid on the Fund’s account, and a statement of all funds held by it on the Fund’s account covering the period following the date of the last accounting furnished to the Fund. Manager shall also deliver to the Fund any funds received by Manager after the date of Termination to which the Fund is entitled. All materials, supplies, keys, deeds, leases, contracts, other instruments and documents, insurance policies, plans, specifications, promotional materials and such other accounting papers and records as pertain to this Agreement shall be delivered to the Fund upon or within a reasonable period of time after the effective date of a Termination. No further services shall be performed by Manager under this Agreement after the effective date of a Termination, provided that, in the event the Termination is as a result of Manager’s exercise of its right to terminate under Section 6.4, Manager shall, at the Fund’s request and for a period of up to 90 days after such Termination, cooperate with the Fund and provide such services as are reasonably necessary to accomplish an orderly transfer of the management of the Fund to the Person designated by the Fund. Upon the effective date of a Termination, the Fund shall pay to Manager any Compensation owed to Manager hereunder as of such date.

6.6. Remedies. If an Event of Default occurs with respect to either Party under this Agreement, the other Party may exercise any and all remedies available at law or in equity for breach of contract, unless and to the extent expressly limited herein, whether or not such Party elects to Terminate this Agreement on account of the Event of Default.

6.7. Survival. Upon Termination both Parties shall remain liable for all obligations accrued and not fully performed under this Agreement during the Term, and the obligations and liabilities set forth in Sections 5, 6.6, and 7 shall survive any Termination of this Agreement whether or not such obligations occurred during the Term.

SECTION 7

INDEMNIFICATION

7.1. Indemnification by the Company. The Company shall indemnify and hold harmless Manager, its subsidiaries and their respective directors and officers (each, a “Manager Indemnitee” and collectively, “Manager Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, investigations (internal or otherwise), costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, all costs and expenses of defense, appeal, and settlement of any and all suits, actions and proceedings involving any Manager Indemnitee and all costs of investigation (internal or otherwise) in connection therewith) that may be imposed on, incurred by, or asserted against any such Manager Indemnitee as a result of claims or actions by third parties in any way relating to or arising out of or in connection with, or alleged to relate to or arise out of or in connection with any Property, other than matters for which Manager is obligated to indemnify the Company under Section 7.2.

7.2. Indemnification by Manager. To the extent permitted by Law:

(a) Manager shall indemnify and hold harmless the Company, its subsidiaries and their respective directors and officers (each, a “Fund Indemnitee” and collectively, “Fund Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, investigations (internal or otherwise), costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, all costs and expenses of defense, appeal, and settlement of any and all suits, actions and proceedings involving any Fund Indemnitee and all costs of investigation (internal or otherwise) in connection therewith) that may be imposed on, incurred by, or asserted against any such Fund Indemnitee as a result of claims or actions by third parties in any way relating to or arising out of or in connection with, or alleged to relate to or arise out of or in connection with Manager’s gross negligence or willful misconduct in connection with its performance under this Agreement.

7.3. Waiver of Subrogation. Whenever (i) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Agreement, or anyone claiming by, through, or under it in connection with a Property, and (ii) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense or is required under this Agreement to be so insured, then the party so insured (or so required) hereby releases the other party from any liability said other party may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance (or which cost have been recovered had such insurance been carried as so required) and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof. The insurance which each party is required under this Agreement to maintain shall contain an endorsement waiving the insurer's right of subrogation against the other party, and each party represents and warrants to the other party as of the date hereof that the insurance which each party is required under this Agreement to maintain presently contains an endorsement whereby the insurer waives subrogation rights.

SECTION 8

NO WARRANTY AS TO VALUE OR PROFITABILITY

Notwithstanding any provision of this Agreement to the contrary, Manager makes no representation or warranty as to the performance of any Property or that the Fund or any investment in any Property or Person recommended or managed by Manager will be profitable or will not lose value.

SECTION 9

REPRESENTATIONS AND WARRANTIES

9.1. Manager Representations and Warranties.

9.1.1.   Manager hereby represents and warrants to the Company as follows:Manager is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of Manager.

9.1.2. Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer or manager of Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of Manager enforceable against Manager in accordance with its terms.

9.1.3. The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any Law binding on Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Manager, or the governing documents of, or any securities issued by Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Manager is a party or by which Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

9.2. Company Representations and Warranties.

9.2.1.   The Company hereby represents and warrants to the Manager as follows:

9.2.1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

9.2.2. The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer or manager of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

9.2.3. The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any Law binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the governing documents of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

SECTION 10

MISCELLANEOUS

10.1. Notices. Any notice, payment, demand or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by postage prepaid, registered mail (airmail internationally), (iii) transmitted by telecopy, or (iv) delivered by nationally recognized overnight courier, addressed as follows, or to such other address as such Person may from time to time specify by notice to the other Party:

THE FUND:
Trilogy Multifamily Income & Growth Holdings I, LLC
520 W. Erie Street
Suite 100
Chicago, IL 60654
Attn: Neil Gehani
Telecopier: (312) 750-0909

THE COMPANY:
Trilogy Multifamily Income & Growth Holdings I Manager, LLC
520 W. Erie Street
Suite 100
Chicago, IL 60654
Attn: Neil Gehani
Telecopier: (312) 750-0909

MANAGER:
Trilogy Real Estate Group, LLC
520 W. Erie Street
Suite 100
Chicago, IL 60654
Attn: K. Shaylan Baldwin
Telecopier: (312) 750-0909

Any such notice, payment, demand or communication shall be deemed to be delivered, given, and received for all purposes hereof (x) on the date of receipt if delivered personally or by courier, (y) five days after posting if transmitted by mail, or (z) the date of transmission by telecopy, provided that the Person to whom the telecopy was sent acknowledges that such telecopy was received by such Person in legible form, or that such Person responds to the telecopy without indicating any part of it was received in illegible form, whichever shall first occur.

10.2. Estoppel Letters. Upon request of the other Party from time to time by notice, each Party shall furnish promptly to the other Party a written statement of the status of any matter pertaining to this Agreement to the best knowledge and belief of the Party making such statement, including, without limitation, whether an Event of Default exists under this Agreement. The written statement shall be sent by notice within ten days after the notice requesting it.

10.3. Assignment. Neither Party shall assign its rights under this Agreement without the approval of the other Party.

10.4. Successors and Assigns. Subject to the provisions of Section 10.3, this Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

10.5. Entire Agreement. This Agreement constitutes the entire agreement of Parties with respect to the subject matter hereof (except to the extent certain provisions of the Limited Liability Agreement are referenced or incorporated herein). There are no further agreements or understandings, written or oral, in effect between the Parties with respect to the subject matter hereof.

10.6. Amendments in Writing. All amendments of or modifications to this Agreement must be in writing and signed by all Parties.

10.7. No Waiver. The failure of either Party to insist upon the strict performance of any covenant, agreement, provision, or condition of this Agreement shall not constitute a waiver thereof.

10.8. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other Person or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

10.9. Interpretation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular. Titles of sections in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement. All references in this Agreement to sections, subsections or paragraphs shall refer to sections, subsections and paragraphs of this Agreement, unless specific reference is made to the sections, or other subdivisions of another document or instrument. This Agreement shall not be interpreted in favor of either Party by virtue of said Party not having prepared this Agreement.

10.10. Governing Law. The Laws of the State of Illinois shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereunder.

10.11. No Third Party Beneficiary. No Person other than the Fund and Manager is or shall be entitled to bring any action to enforce any provision of this Agreement. The provisions of this Agreement are solely for the benefit of and shall be enforceable only by the Fund and Manager and their respective successors and assigns as permitted hereunder

10.12. Unavoidable Delays. Each party shall be excused from performing its obligations under this Agreement for so long as, and to the extent that, performance is prevented or delayed by Unavoidable Delays.

10.13. Time of the Essence. Time is of the essence of this Agreement.

10.14. Computing Time Periods. If any time period provided for in this Agreement ends on a day other than a Business Day, the time period shall be extended to the next Business Day.

10.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and together shall constitute one and the same instrument.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties have executed this Management and Advisory Agreement effective as of the Commencement Date.

MANAGER:

TRILOGY REAL ESTATE GROUP, LLC,
a Delaware limited liability company

By:
TREG Manager, LLC, a Delaware limited liability company, its Manager

By:/s/ Neil Gehani___________________ Name: Neil Gehani
Title: Manager

COMPANY:

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I MANAGER, LLC, a Delaware limited liability company

By:
Multifamily Income & Growth Partners, LLC, a Delaware limited liability company, its Manager

By:
TREG Manager, LLC, a Delaware limited liability company, its Manager

By:/s/ Neil Gehani_______
Name: Neil Gehani
Title: Manager